Exhibit 99.1

Yelp Announces Pricing of Follow-On Offering

San Francisco, Calif. — October 30, 2013 —Yelp Inc. (NYSE: YELP) announced today the pricing of its underwritten registered public offering of 3,750,000 shares of Class A common stock at a price to the public of $67.00 per share, for a total of approximately $251.3 million. In addition, Yelp has granted the underwriters a 30-day option to purchase up to 562,500 additional shares of Class A common stock.

Yelp intends to use the net proceeds of the offering for additional working capital and general corporate purposes, including sales and marketing activities, general and administrative matters and capital expenditures. In addition, Yelp may use a portion of the net proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement its business.

Goldman, Sachs & Co., Citigroup Global Markets Inc. and Jefferies LLC are the bookrunning managers for the offering. Oppenheimer & Co. Inc. and Cowen and Company are co-managers for the offering.

An effective registration statement relating to the securities was filed with the Securities and Exchange Commission on October 29, 2013. The offering is being made only by means of an effective shelf registration statement, including a preliminary and a final prospectus supplement related to the offering, copies of which may be obtained, when available, by contacting Goldman, Sachs & Co. at 200 West Street, New York, New York 10282, Attention: Prospectus Department, by calling (866) 471-2526 or by e-mailing prospectus-ny@ny.email.gs.com; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by calling (800) 831-9146 or by emailing batprospectusdept@citi.com; or Jefferies LLC at 520 Madison Avenue, 12th Floor, New York, NY, 10022, Attention: Equity Syndicate Prospectus Department, by calling (877) 547-6340 or by emailing Prospectus_Department@Jefferies.com.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

Media Contact Information

Yelp Press Office

Vince Sollitto

(415) 230-6506

pr@yelp.com

Investor Relations Contact Information

The Blueshirt Group

Stacie Bosinoff, Nicole Gunderson

(415) 217-7722

yelp@blueshirtgroup.com